Exhibit 10.42

Cardtronics, Inc.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
(As of December 31, 2012)

The 2012 compensation paid to our non-employee directors consisted of:

•	an annual award of restricted stock, valued at approximately $100,012 at the time of grant;

•	an annual cash retainer of $50,000, with no additional fees paid for Board and committee meetings attended;

•	an annual cash retainer of $50,000 for the Chairman of the Board;

•	an annual cash retainer of $10,000 for each committee of which the director is a member; and

•	an additional annual cash retainer of $5,000 for the chair of each committee.